Exhibit 99.1

Celestial Delights Signs Letter of Intent to Develop 300 MW Wind Farm in China

PHOENIX, AZ — (Marketwire) — 01/06/10 — Celestial Delights USA Corp. (OTCBB: CLDS) (the "Company") is pleased to announce that it has entered into a Letter of Intent ("LOI") with Han Wind Energy Corporation ("HWE") in order to promote and develop wind energy parks in the area of Huitengliang, Inner Mongolia, China.

The initial project consists of a development property encompassing an area of 188 square kilometers in size with a recorded average annual wind speed in excess of 8 m/s. The property is 62 kilometers from a large and growing urban centre which includes a mix of both residential and industrial consumers. Plans for the project include a phase 1 stage to install up to 48 MW of wind turbines, and phase 2 plans are projected to increase the installation upwards to 300 MW or higher based on future demand considerations.

Recent legislation by the Government of China has mandated that all renewable energy projects are to be connected to the national electrical grid distribution network. This legal requirement provides a significant boost to alternative energy developers in general and specifically to the rapidly growing wind power sector. China has embraced a commanding role in the expansion of infrastructure and deployment of wind power solutions and as a result, the entire sector, from designers and manufacturers to all levels of government are working closely with wind farm proponents in order to expedite installations in regions identified for development of this natural resource.

HWE brought the project to a certain point of development from 2005 through to 2008. Additional financing will permit the conclusion of wind studies, licensing and approvals to develop the proposed wind farm over which HWE had been originally granted wind farm development rights by the appropriate regulatory agency in China.

Details of this agreement will be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Exhibit 99.1

ON BEHALF OF THE BOARD

Celestial Delights USA Corp.
John J. Lennon, President

Investor Information:
Great Northwest Investor Relations, Inc.
Phone: 1-866-513-2537